Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DatChat, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of DatChat, Inc. on Form S-1 to be filed on or about July 2, 2021 of our report dated March 19, 2021 on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

July 2, 2021